Exhibit (a)(1)

SYNTHETECH, INC.
OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS
UNDER ELIGIBLE OPTION PLANS

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., PACIFIC TIME, ON  JULY 16, 2001, UNLESS THE OFFER IS EXTENDED.

Synthetech, Inc. is offering to exchange all outstanding options to purchase shares of our common stock, par value $0.001 per share ("Common Stock") granted under the Synthetech, Inc. 1995 Incentive Compensation Plan, as amended, and the Synthetech, Inc. 2000 Stock Incentive Plan (collectively, the "eligible option plans") for new options we will grant under an eligible option plan. We are making the offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related Election Concerning Exchange of Stock Options form (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of our common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected to be exchanged by such option holder and accepted for exchange. We will grant the new options on the date of the first meeting of the compensation committee of the Synthetech board of directors held more than six months and one day after the date we cancel the options accepted for exchange (the "replacement grant date"). If you choose to participate, you must elect to exchange all options granted on or after January 15, 2001, for all of the shares of common stock subject to those options and you may elect to exchange any or all options granted prior to January 15, 2001, for all shares of common stock subject to those options. You must decide whether or not to elect to exchange each of your options in its entirety; we will not accept an election to exchange part of the shares subject to an option.

This offer is not conditioned upon a minimum number of options being elected for exchange. This offer is subject to conditions, which we describe in Schedule A of this offer to exchange.

If you elect to exchange options as described in the offer and if your offer is accepted, we will grant you replacement options under an eligible option plan pursuant to a new option agreement between us and you. The exercise price of the replacement options will be equal to the last reported sale price of our common stock on the Nasdaq National market on the replacement grant date. In general, the replacement options will vest as to 50% of the option shares on the grant date and 25% on each of the first and second anniversaries of the grant date. However, if a cancelled option would have been less than 50% vested on the grant date for the replacement option, then the replacement option will vest on the same schedule as the cancelled option you elect for exchange. No replacement option will be exercisable until the date six months and one day after the grant date for the replacement options. The replacement options will have other terms and conditions that are substantially the same as those of the cancelled option.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

Shares of our common stock are quoted on the Nasdaq National Market under the symbol "NZYM." On June 12, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $2.38 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the Election Concerning Exchange of Stock Options form to Charlie Williams, by email at charlie@synthetech.com or by telephone at (541) 967-6575.

IMPORTANT

If you wish to elect to exchange your options, you must complete and sign the Election Concerning Exchange of Stock Options form in accordance with its instructions, and send it and any other required documents to Charlie Williams by fax at (541) 967-9424 or email atcharlie@synthetech.com or by post to Charlie Williams, Synthetech, Inc., P. O. Box 646, Albany, OR 97321-0210.

We are not making this offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any election to exchange options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

CONTENTS

SUMMARY TERM SHEET *

Specific Questions About the Cancelled Options *

Specific Questions About the Replacement Options *

INTRODUCTION *

THE OFFER *

1. Number of Options; Expiration Date *

2. Purpose of the Offer *

3. Procedures for Electing to Exchange Options *

4. Withdrawal Rights *

5. Acceptance of Options for Exchange and Issuance of New Options *

6. Price Range of Common Stock Underlying the Options *

7. Source and Amount of Consideration; Terms of New Options *

8. Information Concerning Synthetech, Inc. *

9. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options *

10. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer *

11. Legal Matters; Regulatory Approvals *

12. Material Federal Income Tax Consequences *

13. Extension of Offer; Termination; Amendment *

14. Fees and Expenses *

15. Additional Information *

16. Miscellaneous *

SCHEDULE A Conditions of Offer A-1

SCHEDULE B Information About the Directors and Executive Officers of Synthetech, Inc. B-1

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying Election Concerning Exchange of Stock Options form because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the Election Concerning Exchange of Stock Options form. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

1. What securities are we offering to exchange?

We are offering to exchange all stock options to purchase shares of Synthetech common stock that are outstanding under the eligible option plans for new options under an eligible option plan. (Page 11)

2. Why are we making the offer to exchange?

We implemented the offer to exchange because a considerable number of employees have stock options, whether or not they are currently exercisable, that are priced significantly above our current and recent trading prices. We believe these options are unlikely to be exercised in the foreseeable future. This program is voluntary and will allow employees to choose whether to keep their current stock options at their current exercise price, or to rescind those options in exchange for a new option for the same number of shares to be granted on the date of the first meeting of the compensation committee of the board of directors held at least six months and one day from the date we cancel the options accepted for exchange (the "replacement grant date"). It is hoped that this program will ameliorate the current underwater options issue, but this cannot be guaranteed considering the ever-present risks associated with a volatile ad unpredictable stock market. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. (Page 12)

3. Who is eligible?

Any current employee, officer and director of Synthetech with a current stock option at any price is eligible. (Page 12)

4. Will all employees be eligible to participate?

All employees with a current stock option are eligible.

5. How does the exchange work?

The offer to exchange will require an employee to make a voluntary, irrevocable election to cancel outstanding stock options on July 16, 2001, in exchange for a one-for-one grant of a replacement option to be issued on the replacement grant date, and priced at Synthetech's closing market price on that date. In general, such replacement options would vest as to 50% option shares vested on the grant date and 25% on the first and second anniversaries of the grant date. However, if your cancelled option would have been less than 50% vested as of the grant date for the replacement option, then the replacement option will retain the original vesting schedule of the cancelled option. No replacement options will be exercisable until the date six months and one day after the grant date for the replacement options. The replacement options will have other terms and conditions that are substantially the same as those of the cancelled options. To participate, employees must cancel any and all Synthetech options granted from January 15, 2001 to July 16, 2001; but may choose to cancel some, all, or none of their options if granted prior to January 15, 2001. All shares subject to a single option must be retained or exchanged; we will not accept elections to exchange part of a single option. (Page 11-12)

6. What do I need to do to participate in the offer to exchange?

To participate, you must complete the Election Concerning Exchange of Stock Options form, sign it, and ensure that Synthetech receives it no later than 5:00 p.m. Pacific Time on July 16, 2001. You can return your form either by fax to Charlie Williams at (541) 967-9424, or by email to charlie@synthetech.com, or by mail to Charlie Williams, Synthetech, Inc., P. O. Box 646, Albany, OR 97321-0210 (Page 14)

7. Is this a repricing?

There is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced and Synthetech would have a variable accounting charge against earnings. (Page 20)

8. Why can't Synthetech just reprice my options, as I have seen done at other companies?

In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, the company's potential for continued profitability would be in serious jeopardy, as we would be required to take a charge against earnings on any future appreciation of the repriced options. (Page 20)

9. Why can't I just be granted additional options?

Because of the total number of underwater options currently outstanding at Synthetech, a total re-grant of new options would dramatically increase the number of shares subject to outstanding options, which could have a severely dilutive impact on Synthetech's earnings per share. Additionally, Synthetech has a limited pool of options that it is allowed to grant per calendar year, without stockholder approval, and therefore our current reserves must be conserved for new hires and ongoing grants.

10. Wouldn't it be easier to just quit Synthetech and then get rehired?

This is not an alternative for us because this would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option cancellation date. Again, such a repricing would cause Synthetech to incur a variable accounting charge against earnings. In addition, by leaving Synthetech and then later rehiring, an employee would not receive credit for prior service for vesting purposes. (Page 15-16)

11. If I participate, what will happen to my current options?

Options designated to be exchanged under this program will be cancelled promptly after the expiration of this offer to exchange on July 16, 2001. (Page 15-16)

12. What is the deadline to elect to exchange and how do I elect to exchange?

The deadline to participate in this program is 5:00 p.m. Pacific Time on July 16, 2001, unless it is extended by us. This means that Synthetech must have your form in their hands before that time. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 10:00 a.m. on the next business day following the previously scheduled expiration of the offer period. If the offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the offer.

We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly elected options promptly after the expiration of the offer. (Page 14)

13. What will happen if I do not turn in my form by the deadline?

If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms. (Page 14)

14. During what period of time may I withdraw previously elected options?

You may withdraw your options elected for exchange at any time before 5:00 p.m., Pacific Time, on July 16, 2001. If the offer is extended by us beyond that time, you may withdraw your options elected for exchange at any time until the extended expiration of the offer. To withdraw options elected for exchange, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the options elected for exchange. Once you have withdrawn options, you may re-elect to exchange options only by again following the delivery procedures described above. (Page 15)

15. Am I eligible to receive future grants if I participate in this exchange?

Because of the accounting limitations, participants in this program are ineligible for any additional stock option grants until after the replacement grant date. (Page 15-16)

16. Is there any tax consequence to my participation in this exchange?

We know of no adverse tax consequence that will impact any employee in the United States with respect to options exchanged and re-granted under this program. If you exchange your current options for new options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, you will not be required under current law to recognize income for federal income tax purposes. The grant of options is not recognized as taxable income. We recommend that you consult with your own tax advisor to determine the tax consequences of electing to exchange options pursuant to the offer. (Page 21-23)

17. How should I decide whether or not to participate?

We understand that this will be a challenging decision for all employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the Nasdaq National Market and our own stock price, and our business. (Page 13-14)

18. What do we and our board of directors think of the offer?

Although our board of directors has approved this offer, neither we nor our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options. All of our employees, executive officers and directors are eligible to participate in the offer. (Page 13-14)

19. What if I leave Synthetech between the date my options are cancelled and the re-grant date?

The Election Concerning Exchange of Stock Options form will not be revocable after 5:00 p.m. Pacific Time on July 16, 2001. Therefore, if you leave Synthetech voluntarily, involuntarily, or for any other reason, before your new option is re-granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the re-grant that would have been issued on the replacement grant date. THEREFORE, IF YOU ARE NOT AN EMPLOYEE, OFFICER OR DIRECTOR OF SYNTHETECH FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU WILL ALSO NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE. (Page 16)

20. What are the conditions to the offer?

The offer is not conditioned upon a minimum number of options being elected for exchange. The offer is subject to a number of conditions, including the conditions described in Schedule A. (Page A-1)

Specific Questions About the Cancelled Options

21. Which options can be cancelled?

If an employee elects to participate in this offer, all options granted under the eligible option plans to such employee from January 15, 2001 to July 16, 2001, will be canceled. In addition, the employee can optionally elect to cancel one or more options granted under the eligible option plans prior to January 15, 2001. (Page 111-12)

22. Can I choose which options I want to cancel, if I have multiple options?

You may choose to cancel one or more options, if granted prior to January 15, 2001. Inclusion of such grants is entirely discretionary. However, if you wish to participate in this program, you are required to cancel all options granted to you on or after January 15, 2001. (Page 10)

23. Can I cancel the remaining portion of an option that I have already partially exercised?

Yes, any remaining outstanding, unexercised options can be cancelled. The re-grant will be one-for-one but only in replacement of cancelled options.

24. Can I select which portion of an option to cancel?

No, we cannot partially cancel an outstanding option.

25. If I choose to participate, what will happen to my options that will be cancelled?

If you elect to participate in this program, then promptly after July 16, 2001, the expiration date of this offer to exchange, we will cancel all of your outstanding options that were granted from January 15, 2001 to July 16, 2001, plus any others that you elected to cancel. You will thereafter not have a right to be granted further options until the replacement grant date, when your re-grant will be issued. (Page 15-16)

Specific Questions About the Replacement Options

26. What will be my new option share amount?

Employees who participate in this program will receive a new replacement stock option on the replacement grant date. The new stock option will be equal to the number of shares cancelled under the old stock option. Each new option will be granted under an eligible option plan pursuant to a new option agreement between you and us. The new option will have substantially the same terms and conditions as the cancelled option. (Page 12, 16)

27. What will be my new option exercise price?

The exercise price for the new options, which will be granted on the replacement grant date, will be the last reported sales price of our common stock on the Nasdaq National Market on that date. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS. (Pages 11, 16)

28. What will my new option type be, incentive stock option or nonstatutory stock option?

For employees, the replacement options will be incentive stock options to the extent they qualify under the Internal Revenue Code Section 422, but only if your original stock option was an incentive stock option. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the incentive stock option treatment. To the extent the replacement option exceeds the incentive stock options limitation, the remainder of the option will be treated for tax purposes as nonstatutory stock options. THEREFORE, IF THE NEW OPTIONS HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS, A PORTION OF THE NEW OPTIONS MAY EXCEED THE LIMITS FOR INCENTIVE STOCK OPTIONS. Directors will receive nonstatutory stock options, as will employees whose cancelled options were entirely granted as nonstatutory stock options. (Page 17, 21)

29. My options are split between incentive stock options and nonstatutory stock options because my original grant exceeded the IRS $100,000 limit on incentive stock options. Can I cancel one part but not the other?

No. An option that has been bifurcated into a partial incentive stock option and a partial nonstatutory stock option is still considered a single option, and cannot be separated for the purposes of this offer to exchange.

30. My options were originally nonstatutory. If I choose to participate, will my new options be nonstatutory, too?

Yes, if your cancelled option was originally granted as a nonstatutory stock option, then the replacement option will also be granted as a nonstatutory stock option.

31. When will I receive my replacement options?

We will grant the new options on the replacement grant date. If we cancel options elected for exchange on July 17, 2001, the first business day after the scheduled expiration date of the offer, the replacement grant date of the new options will be on or after January 18, 2002. (Page 15)

32. Why won't I receive my new options immediately after the expiration date of the offer?

If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. (Page 20)

33. When will I receive my new option price?

Your new option notice and agreement will be sent to you within four weeks after the replacement grant date. (Page 15)

34. How can I obtain a summary of my options?

A summary of your options is being delivered to you with this offer to exchange. If you need another copy or more information, contact Charlie Williams at Synthetech, (541) 976-6575.

35. What will be the vesting schedule of my replacement options?

In general, the new options will be vested as to 50% of the option shares on the grant date and an additional 25% will vest on the first and second anniversaries of that grant date. However, if an option you elect to exchange would have been less than 50% vested by its terms as of the grant date for the replacement option, the new option that replaces the option you elected to exchange will be vested to the same extent as the option you elected to exchange and will continue to vest on the same schedule as the option you elected to exchange. No portion of the replacement options we grant will be exercisable until six months and one day after the replacement grant date. After the expiration of the six-months-and-one-day period, the replacement options will be exercisable as provided in the eligible option plan, in the case of disability, death or termination without cause, or a corporate transaction. (Page 11)

36. What will be the terms and conditions of my replacement options?

Except for the new option price and, in some circumstances, the vesting schedule, the terms and conditions of your replacement options will be substantially the same as the cancelled options. As noted above, in general the vesting schedule for the replacement options will be 50% vested on the grant date and 25% on each of the first and second anniversaries of the grant date; but if your cancelled option would have been less than 50% vested on the grant date for the replacement option, then the vesting schedule of the replacement option will be the same as the vesting schedule of your cancelled option. No portion of the replacement options we grant will be exercisable until six months and one day after the replacement grant date. (Page 11, 17)

37. Can I have some examples of an offer to exchange?

Example 1 Elect to Exchange Fully Vested Option

Assumptions:

Your Grant Date: May 13, 1999

Option Fully Vested Date: April 1, 2001

Your Original Stock Option: 1,000 shares

Your Original Stock Option Price; $4.56

Your Original Vesting Schedule: 50% on each of April 1, 2000 and 2001

Hypothetical Stock Price on Replacement Options Grant Date, on or about January 18, 2002: $2.50

Using the above assumptions for the sake of illustrating the offer to exchange, we would cancel your original stock option on July 17, 2001. On the replacement grant date, which would be on or after January 18, 2002, we would grant you a new option for 1,000 shares, and in this example, using a purely hypothetical stock price of $2.50, your new exercise price would be $2.50. Because the cancelled option would have been vested as to 100% of the shares, the replacement option will vest as to 50% of the option shares, or 500 shares, on the replacement grant date and an additional 25%, or 250 shares, will vest on each of the first and second anniversaries of the replacement grant date. The replacement option will not be exercisable during the first six months following the grant date of the replacement option.

Example 2 Elect to Exchange 50% Vested Option

Assumptions:

Your Grant Date: May 5, 2000

Option Fully Vested Date: April 1, 2002 (50% vested on April 1, 2001)

Your Original Stock Option: 1,000 shares

Your Original Stock Option Price: $3.69

Your Original Vesting Schedule: 50% on each of April 1, 2001 and 2002

Hypothetical Stock Price on Replacement Options Grant Date, on or about January 18, 2002: $2.50

Using the above assumptions for the sake of illustrating the offer to exchange, we would cancel your original stock option on July 17, 2001. On the replacement grant date, which would be on or after January 18, 2002, we would grant you a new option for 1,000 shares, and in this example, using a purely hypothetical stock price of $2.50, your new exercise price would be $2.50. Because the cancelled option would have been vested as to 50% of the shares, the replacement option will vest as to 50% of the option shares, or 500 shares, on the replacement grant date and an additional 25%, or 250 shares, will vest on each of the first and second anniversaries of the grant date. The replacement option will not be exercisable during the first six months following the grant date of the replacement option.

Example 3 Elect to Exchange Less Than 50% Vested Option

Assumptions:

Your Grant/Hire Date: September 29, 2000

Your Original Stock Option: 1,000 shares

Your Original Stock Option Price: $2.66

Your Original Vesting Schedule: 25% on each of September 29, 2001, 2002, 2003 and 2004

Hypothetical Stock Price on Replacement Options Grant Date, on or about January 18, 2002: $2.50

Using the above assumptions for the sake of illustrating the offer to exchange, we would cancel your original stock option on July 17, 2001. On the replacement grant date, which would be on or after January 18, 2002, we would grant you a new option for 1,000 shares, and in this example, using a purely hypothetical stock price of $2.50, your new exercise price would be $2.50. Because the cancelled option would have been vested as to less than 50% of the shares on the replacement grant date, the vesting schedule for the replacement option will be the same as the vesting schedule for the cancelled option: 25%, or 250 shares, will vest on each of September 29, 2001, 2002, 2003, and 2004. The replacement option will not be exercisable during the first six months following the grant date of the replacement option.

38. What happens if Synthetech is subject to a change in control after the replacement options are granted?

The replacement options will include the same vesting acceleration provisions, if any, as the cancelled options. Therefore, your replacement options would accelerate under the same conditions and to the same extent as your current options. (Page 15)

39. What happens if Synthetech is subject to a change in control before the replacement options are granted?

If we are a party to a change of control transaction before the replacement options are granted, we would require the surviving corporation to inherit our obligation to grant replacement options. The replacement options would still be granted on the new grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the market price of the surviving company's stock on the date of grant. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. The vesting schedule of the replacement options would give you the benefit of any acceleration provisions you may have under your existing Synthetech options. (Page 16)

For example, please assume the following facts (which are entirely fictitious):

You elect to cancel your Synthetech options for 1,000 shares.

You have six months of service when your old options are cancelled and the options are entirely unvested.

Your old options have the benefit of acceleration provisions as to 50% of unvested shares.

On September 15, 2001, XYZ Corporation acquires Synthetech.

In the merger, the Synthetech stockholders receive two shares of XYZ Corporation stock for each share of Synthetech stock that they own.

On or about January 18, 2002, you would receive options to purchase 2,000 shares of XYZ Corporation stock. The exercise price per share would be equal to the market price of XYZ Corporation stock on the date of grant. You would immediately be vested in 1,000 of the replacement options under the terms of the replacement options (because your cancelled options would have been 50% vested on the grant date of the replacement option by application of the acceleration provisions) and an additional 25% will vest on the first and second anniversaries of the grant date of the replacement option.

40. After the re-grant, what happens if I again end up underwater?

We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the country. This is therefore considered a one-time offer and is not expected to be offered again in the future. As your stock options are valid for ten years (or, in some cases, five years) from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the new options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

41. What do I need to do to participate in the offer to exchange program?

To participate, you must complete the Election Concerning Exchange of Stock Options form, sign it, and ensure that Synthetech receives it no later than 5:00 p.m. Pacific Time on Monday, July 16, 2001. You can return your form either by fax to Charlie Williams at (541) 967-9424, or by email to charlie@synthetech.com, or by mail to Synthetech, Inc., P. O. Box 646, Albany, OR 97321-0210. (Page 14)

42. What if I elect to exchange my options, but they will expire before they become exercisable six months and one day after the grant date?

If your replacement option is granted, but will expire before it becomes exercisable six months and one day after the grant date, the exercisability will spring forward and you will be able to exercise the option before it expires.

INTRODUCTION

Synthetech is offering to exchange all outstanding options to purchase shares of our common stock that were granted under the Synthetech, Inc. 1995 Incentive Compensation Plan, as amended and the Synthetech, Inc. 2000 Stock Incentive Plan (collectively, the "eligible option plans") for new options we will grant under an eligible option plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related Election Concerning Exchange of Stock Options form (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options elected for exchange by such option holder and accepted for exchange. We will grant the new options on the date of the first meeting of the compensation committee of the board of directors held more than six months and one day after the date we cancel the options accepted for exchange (the "replacement grant date").

If you choose to participate, you must elect to exchange all options granted on or after January 15, 2001, for all shares of common stock subject to those options, and you may elect to exchange any or all options granted prior to January 15, 2001, for all shares of common stock subject to those options. You must decide whether or not to elect to exchange each of your options in its entirety; we will not accept an election to exchange part of the shares subject to an option.

The offer is not conditioned on any minimum number of options being elected for exchange. This offer is subject to conditions that we describe in Schedule A of this offer to exchange.

If you elect to exchange options, we will grant you new options under an eligible plan pursuant to a new option letter agreement between us and you. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. In general, the new options will vest as to 50% of the option shares on the grant date and as to 25% will vest on the first and second anniversaries of the grant date. However, if a cancelled option would have been less than 50% vested by its terms as of the grant date, then the replacement option issued in replacement of such cancelled option will retain the vesting schedule of such cancelled option. No replacement option will be exercisable until the date six months and one day after the grant date for the replacement options.

As of June 15, 2001, options to purchase 746,550 shares of our common stock were issued and outstanding under the eligible option plans and 739,500 of these options are eligible for this offer to exchange. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 5.2% of the total shares of our common stock outstanding as of June 15, 2001.

THE OFFER

1. Number of Options; Expiration Date

Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under an eligible option plan all eligible outstanding options under the eligible option plans that are properly elected for exchange and not validly withdrawn in accordance with Section 4 before the "expiration date," as defined below. Eligible outstanding options are all options that have been granted from January 15, 2001 to July 16, 2001, and, at your election, any options granted prior to January 15, 2001.

If your options are properly elected for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock that is equal to the number of shares subject to the options that you have elected to exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of an eligible option plan pursuant to a new option letter agreement between us and you. IF YOU ARE NOT AN EMPLOYEE OF, OR PROVIDING SERVICES TO, SYNTHETECH FROM THE DATE YOU ELECTED TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR ELECTED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS IF YOU ARE NOT AN EMPLOYEE, OR PROVIDING SERVICES, FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT NEW OPTIONS.

The term "expiration date" means 5:00 p.m. Pacific Time July 16, 2001, unless and until we, in our discretion, have extended the period during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date on which the offer, as so extended, expires. See Section 13 for a description of our rights to extend, delay, terminate or amend the offer.

If we decide to take any of the following actions, we will notify you of such action and extend the offer for a period of ten business days after the date of such notice:

• we increase or decrease the amount of consideration offered for the options;

• we decrease the number of options eligible to be elected for exchange in the offer; or we increase the number of options eligible to be elected for exchange in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 13.

For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2. Purpose of the Offer

We issued the options outstanding under the eligible option plans for the following purposes:

• to enhance the long-term profitability and shareholder value of Synthetech, Inc. by offering incentives and rewards to our employees, who are key to our growth and success, and

• to encourage our employees to continue their employment by us.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. IT IS HOPED THAT THIS PROGRAM WILL AMELIORATE THE CURRENT UNDERWATER OPTIONS ISSUE, BUT IT IS NOT GUARANTEED CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

(a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

(e) any other material change in our corporate structure or business;

(f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i) the acquisition by any person of any of our securities or the disposition by any person of any of our securities; or

(j) any change to our articles of incorporation or bylaws, or any action that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your options.

3. Procedures for Electing to Exchange Options

Proper Exchange of Options. To validly elect to exchange your options pursuant to the offer, you must, in accordance with the terms of the Election Concerning Exchange of Stock Options form, properly complete, duly execute and deliver to us the Election Concerning Exchange of Stock Options form, or a facsimile thereof, along with any other required documents. We must receive all of the required documents by fax to Charlie Williams at (541) 976-9424 or by email at charli e@synthetech.com, or by post to Charlie Williams, Synthetech, Inc., P. O. Box 646, Albany, Oregon 97321, before the expiration date.

If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION CONCERNING EXCHANGE OF STOCK OPTION FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form and eligibility, including time of receipt, and acceptance of any exchange of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine not to be in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. We also reserve the absolute right to waive any condition of the offer or any defect or irregularity in any elections with respect to any particular options or any particular option holder. No election to exchange options will be deemed to have been properly made until all defects and irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections or will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS ELECTED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

Subject to our rights to extend, terminate or amend the offer, we currently expect that we will accept promptly following the expiration of the offer all properly elected options that have not been validly withdrawn.

4. Withdrawal Rights

You may withdraw your tendered options in accordance with the provisions of this
Section 4.

You may withdraw your elected options at any time before 5:00 p.m., Pacific Time, on July 16, 2001. If the offer is extended by us beyond that time, you may withdraw your elected options at any time until the extended expiration of the offer. In addition, unless we accept your elected options for exchange before 5:00 p.m., Pacific Time, on July 25, 2001, you may withdraw your options elected for exchange at any time after 5:00 p.m., Pacific Time, on July 25, 2001.

To validly withdraw elected options, an option holder must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the options elected for exchange. The notice of withdrawal must specify the name of the option holder who elected to have the options be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn, and the number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who elected to exchange the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer or a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer, unless you properly re-elect those options before the expiration date by following the procedures described in Section 3.

Neither Synthetech nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5. Acceptance of Options for Exchange and Issuance of New Options

Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration date. If your options are properly elected for exchange and accepted for exchange on July 17, 2001, the first business day following the scheduled expiration date of the offer, you will be granted new options on the replacement grant date, which will be the date of the first meeting of the compensation committee of the board of directors held on or after January 18, 2002. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted new options on the date of a meeting of the compensation committee of the board of directors held at least six months and one day after the extended date.

If we accept options you elected to exchange in the offer, you will be ineligible until after the replacement grant date for any additional stock option grants for which you may have otherwise been eligible before the replacement grant date in order for us to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer.

Your new options will entitle you to purchase a number of shares of our common stock that is equal to the number of shares subject to the options you elect to exchange and we accept for exchange, subject to adjustments for stock splits, stock dividends and similar events. IF YOU ARE NOT AN EMPLOYEE OF, OR PROVIDING SERVICES TO, SYNTHETECH FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR ELECTED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS IF YOU ARE NOT AN EMPLOYEE, OR PROVIDING SERVICES, FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. Therefore, if you leave Synthetech voluntarily, involuntarily, or for any other reason, before your new option is re-granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the re-grant that would have been issued on the replacement grant date.

If we are a party to a change of control transaction before the replacement options are granted, we would require the surviving corporation to inherit our obligation to grant replacement options. The replacement options would still be granted on the replacement grant date, but they would be options to purchase the share of the surviving corporation. The exercise price would be equal to the market price of the surviving company's stock on the date of grant. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. The vesting schedule of the replacement options would give you the benefit of the acceleration provisions of your existing Synthetech options. For an example of the effect of a change of control on a vesting schedule, please see page 8 of the Summary of Terms.

For purposes of the offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn as, if and when we give oral or written notice to the options holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly following the expiration date all properly tendered options that are not validly withdrawn. Promptly after we so accept options elected for exchange, we will send each electing option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6. Price Range of Common Stock Underlying the Options

Our common stock is quoted on the Nasdaq National Market under the symbol "NZYM." The following table shows, for the periods indicated, the high and low sales prices per share for our common stock as reported by the Nasdaq National Market.
	Fiscal Year Ended March 31,
	2001		2000
	High	Low	High	Low
First Quarter	$4.31	$2.88	$6.41	$4.00
Second Quarter	3.72	2.13	6.38	4.25
Third Quarter	3.44	1.50	4.63	3.25
Fourth Quarter	3.06	1.88	6.88	3.44

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

7. Source and Amount of Consideration; Terms of New Options

Consideration. We will issue new options to purchase common stock under an eligible option plan in exchange for outstanding eligible options properly elected and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected by such option holder and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events.

Terms of New Options. The new options will be issued under an eligible option plan. We will issue a new option letter agreement to each option holder who has elected to exchange options that we have accepted for exchange. Except with respect to the exercise price and vesting schedule and as otherwise specified in the offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options elected for exchange.

The terms and conditions of your current option are set forth in the eligible option plan under which it was granted and the stock option agreement you entered into in connection with the grant.
Eligible Option Plan	Date of Prospectus
Synthetech, Inc. 1995 Incentive Compensation Plan, as amended	November 7, 1996
Synthetech, Inc. 2000 Stock Incentive Plan	August 17, 2000

YOU MAY OBTAIN COPIES OF THESE PROSPECTUSES AND THE ELIGIBLE PLANS AS INDICATED BELOW.

Federal Income Tax Consequences of Options. Options granted under an eligible option plan may be either incentive stock options that satisfy the requirements of Section 422 of the Internal Revenue Code or nonstatutory stock options that are not intended to meet these requirements. The federal income tax treatment for the two types of options differs as follows:

Incentive Stock Options. The optionee recognizes no taxable income at the time of the option grant, and he or she generally recognizes no taxable income at the time the option is exercised. However, the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares generally is includable in alternative minimum taxable income. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made subject to disposition.

For federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of the shares is made after the optionee has held the shares for more than two years after the grant date of the option and more than one year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (a) the amount realized upon the sale or other disposition of the purchased shares over (b) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (a) the fair market value of those shares on the date the option was exercised over (b) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction for the taxable year in which the disposition occurs equal to the excess of (a) the fair market value of the shares on the date the option was exercised over (b) the exercise price paid for the shares. In no other instance will we be allowed a deduction with respect to the optionee's disposition of the purchased shares.

Nonstatutory Stock Options. No taxable income is recognized by an optionee upon the grant of a nonstatutory option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonstatutory option. The deduction will in general be allowed for the taxable year of Synthetech in which the ordinary income is recognized by the optionee.

IMPORTANT NOTE: THE STATEMENTS IN THIS OFFER CONCERNING AN ELIGIBLE OPTION PLAN AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE ELIGIBLE OPTION PLANS AND THE FORM OF STOCK OPTION AGREEMENT UNDER SUCH ELIGIBLE OPTION PLANS. PLEASE CONTACT CHARLIE WILLIAMS AT (541) 976-6575 TO RECEIVE A COPY OF AN ELIGIBLE OPTION PLAN, PROSPECTUS OR FORM OF STOCK OPTION AGREEMENT. WE WILL PROMPTLY FURNISH YOU COPIES OF THESE DOCUMENTS AT OUR EXPENSE.

8. Information Concerning Synthetech, Inc.

General. We are an Oregon Corporation, with our principal executive offices located at P. O. Box 646, Albany, OR 97321-0210. Our telephone number at this address is (541) 967-6575. Synthetech produces chemically modified naturally occurring and synthetic amino acids which it refers to as "Peptide Building Blocks" ("PBBs"). These PBBs are pharmaceutical intermediates which are purchased by major pharmaceutical companies, emerging biopharmaceutical companies and contract drug synthesis companies as starting materials in the manufacture of peptide, peptidomimetic small molecule and other drugs. Using organic chemistry and biocatalysis techniques, the Company has the expertise and capacity to produce PBBs on a full cycle "grams to tons" production basis for use in all stages of drug development from initial discovery through approved, marketed drugs. Synthetech's PBBs are used in peptide, peptidomimetic small molecule and other drugs under development and on the market for the treatment of AIDS, cancer, cardiovascular and other diseases.

Financial Information. The financial information included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2001, particularly pages 11 and 20 through 37, is incorporated herein by reference. A copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2001 is being delivered to you with this offer to exchange. See Section 15 of this offer to exchange for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

9. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options

A list of our directors and executive officers is attached to this offer to exchange as Schedule B. As of June 15, 2001, our executive officers and nonemployee directors as a group held options outstanding under the eligible option plans to purchase a total of 355,500 shares of our common stock, which represented approximately 2.5% of the shares of common stock subject to all outstanding options under such plans as of that date. Our executive officers and nonemployee directors have informed us that they intend to participate in this offer. Therefore, options to purchase up to a total of 355,500 shares of common stock held by our executive officers and nonemployee directors as a group will be tendered for exchange.

Please see Schedule B attached to this offer to exchange for information regarding the amount of our securities beneficially owned by our executive officers and directors as of March 31, 2001.

10. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer

Options we acquire pursuant to the offer will be cancelled, and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under eligible option plans and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further shareholder action, except as required by law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

We believe that Synthetech will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

• we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options elected for exchange; and

• the exercise price of all new options will equal the fair market value of the common stock on the date we grant the new options.

If we were to grant any options to any option holder before the scheduled replacement grant date, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's option shares elected for exchange. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price for those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

11. Legal Matters; Regulatory Approvals

We are not aware of any license or other regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of tendered options for exchange pending the outcome of any such matter. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept options elected for exchange and to issue new options is subject to conditions, including the conditions described in Schedule A.

12. Material Federal Income Tax Consequences

The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

General. We believe that option holders who exchange outstanding options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange or at the time of the grant of the new options.

Special Rules for ISOs. If your current options are incentive stock options, we believe that your new options will be granted as incentive stock options to the extent they qualify as incentive stock options under the laws on the date of grant.

For options to qualify as incentive stock options, the value of the shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined, in general, using the option exercise price. The excess value does not qualify for incentive stock option treatment. To the extent the replacement option exceeds the $100,000 incentive stock option limitation, the remainder of the option will be treated for tax purposes as a nonqualified stock option. Therefore, if the exercise price of your new options is higher than the exercise price of some or all of the options you elect to exchange, or you receive additional incentive stock options after you elect to exchange options but before we grant new options, or if the vesting of new options overlaps with other grants of incentive stock options, a portion of the new options may exceed the limits for incentive stock options and will be treated as nonqualified stock options. Also, any portion of the elected options that became exercisable for the first time in 2001 prior to cancellation would be counted against the $100,000 incentive stock option limitation for the new options.

You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for new options.

If you do not accept the offer, we do not believe that our offer to you will change any of the terms of your eligible incentive stock options. However, even if you decline the offer, the IRS may characterize our offer to you as a "modification" of those incentive stock options. A successful assertion by the IRS that the options have been modified could extend the holding period necessary for the options to qualify for favorable tax treatment and, by reason of the $100,000 stock option limitation discussed above or to the extent the exercise price of your stock options is less than the value of the shares at the time of the offer, could cause a portion of your incentive stock options to be treated as nonqualified stock options. Any assertion by the IRS, even if successful, will not affect the exercise price or vesting schedule of your stock options, and will not result in current income tax consequences to you.

Tax Consequences of the New Options

NSOs. You will recognize no income upon the grant of an NSO. Upon the exercise of an NSO, you will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares acquired over the option price. Upon a later sale of those shares, you will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold. If payment of the option price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date (but not less than the option price), and the shares' holding period will begin on the day after the exercise date.

If you use already owned shares to exercise a new option in whole or in part, the transaction will not be considered to be a taxable disposition of the already owned shares. Your tax basis and holding period of the already owned shares will be carried over to the equivalent number of shares received upon exercise. The tax basis of the additional shares received upon exercise will be the fair market value of the shares on the exercise date (but not less than the amount of cash, if any, used in payment), and the holding period for such additional shares will begin on the day after the exercise date.

Unless you are an independent contractor or foreign resident, we are required to withhold, from regular wages or supplemental wage payments, the income taxes payable in connection with the exercise of an option, or otherwise ensure that the amount of tax required to be withheld is available for payment.

ISOs. The same tax rules described above apply to an ISO that is exercised more than three months after your termination of employment (or more than 12 months thereafter in the case of permanent and total disability).

Upon the exercise of an ISO during employment or within three months after your termination of employment (or within 12 months thereafter in the case of permanent and total disability), for regular tax purposes you will recognize no income at the time of exercise (although you will have income for alternative minimum income tax purposes at that time as if the option were a nonqualified stock option), and we will not be allowed a deduction for federal income tax purposes in connection with the grant or exercise of the option. If the acquired shares are sold or exchanged after the later of (a) one year from the date of exercise of the option and (b) two years from the date of grant of the option, the difference between the amount realized by you on that sale or exchange and the option price will be taxed to you as a long-term capital gain or loss. If the shares are disposed of before such holding period requirements are satisfied, then you generally will recognize taxable ordinary income in the year of disposition in an amount equal to the excess, on the date of exercise of the option, of the fair market value of the shares received over the option price paid (or generally, if less, the excess of the amount realized on the sale of the shares over the option price), and you will have capital gain or loss, short-term or long-term, as the case may be, in an amount equal to the difference between (i) the amount realized by you upon that disposition of the shares and (ii) the option price paid by you increased by the amount of ordinary income, if any, recognized by you.

Special Rules for Insiders. If you are subject to U.S. federal insider trading laws or similar transfer restrictions, we recommend that you consult with your tax advisor regarding the effects of those restrictions on the amount and the timing of income to be recognized by you for regular and alternative minimum tax purposes in connection with the exercise of your options.

Tax Consequences to Synthetech. In all the foregoing cases, we will be entitled to a deduction at the same time and in the same amount as you recognize ordinary income, subject to the limitations under Section 162(m) of the Internal Revenue Code.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

13. Extension of Offer; Termination; Amendment

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

We also reserve the right, in our sole discretion, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Schedule A, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof.

Subject to compliance with applicable law, we also expressly reserve the right, in our sole discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options to be exchanged or surrendered in the offer.

We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 10:00 a.m. Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the term of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action and extend the offer for a period of ten business days after the date of such notice:

● we increase or decrease the amount of consideration offered for the options;

● we decrease the number of options eligible to be elected for exchange in the offer; or

● we increase the number of options eligible to be elected for exchange in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the work immediately prior to the increase; and

the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 13.

14. Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this offer to exchange.

15. Additional Information

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following material we have filed with the SEC before making a decision on whether to tender your options:

1. our annual report on Form 10-K for our fiscal year ended March 31, 2001, filed with the SEC on June 11, 2001, including the financial statements and other information contained therein; and

2. the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on November 8, 1984, including any amendments or reports we file for the purpose of updating that description.

The SEC file number for these filings is 0-12992. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms. Please call the SEC at l-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

Public Reference Room Room 1024 450 Fifth Street, NW Washington, DC 20549	New York Regional Office Suite 1300 7 World Trade Center New York, NY 10048	Chicago Regional Office Suite 1400 Citicorp Center Chicago, IL 60661-2511

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Synthetech, who file electronically with the SEC. The address of that site is http://www.sec.gov.

We also will provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Synthetech, Inc.
Attention: Charlie Williams
P. O. Box 646
Albany, OR 97321-0210

or by telephoning us at (541) 967-6575 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time.

16. Miscellaneous

This offer to exchange and our SEC reports referred to above include forward-looking statements. Forward-looking statements made in connection with the offer to exchange do not fall within the safe harbor in the Private Securities Litigation Reform Act of 1995. When used in this offer to exchange, the words "anticipate," "believe," "estimate," "expect," "intend," and "plan" as they relate to Synthetech, Inc. or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents filed by us with the SEC, including our annual report on Form 10-K for the year ended March 31, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The risks and uncertainties include, but are not limited to, the following: the uncertain market for products, customer concentration, potential quarterly revenue fluctuations, production risks, industry cost factors, competition, government regulation, product liability risks, technological change, manufacturing risks, increased costs associated with the Company's facility expansions, reliance on key personnel and international business risks. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where this making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction .

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Synthetech, Inc.
June 2001

SCHEDULE A

CONDITIONS OF THE OFFER

Notwithstanding any other provision of the offer, we will not be required to accept any options for exchange, and we may terminate or amend the offer and may postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after June 15, 2001, and prior to the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgement, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options tendered to us:

a. there shall have been threatened, instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the offer, the acquisition of some or all of the elected options pursuant to the offer, the issuance of new options or otherwise relates in any manner to the offer or (ii) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Synthetech and its subsidiaries or otherwise materially impair in any way the contemplated future conduct of our business or the business of our subsidiaries or materially impair the contemplated benefits of the offer to us;

b. there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to us, by any court or any authority, agency or tribunal that, in the our reasonable judgment, would or might directly or indirectly:

(i) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

(ii) delay or restrict our ability, or render us unable to accept for exchange, or issue new options for, some or all of the tendered options;

(iii) materially impair the contemplated benefits of the offer to us; or

(iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Synthetech or otherwise materially impair in any way the contemplated future conduct of our business or the business of our subsidiaries or materially affect the contemplated benefits of the offer to us;

c. there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States;

(iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States;

(v) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Synthetech or on the trading in our common stock;

(vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Synthetech or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

(vii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

(viii) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on June 15, 2001;

d. there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

e. a tender or exchange offer with respect to some or all of our common stock, or merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:

(i) any entity, person or "group" (as that term is used in Section 13(d)(3) of the Securities Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before June 15, 2001);

(ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

f. any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Synthetech that, in our reasonable judgment, is or may have a material adverse significance to Synthetech.

The conditions to the offer are for our sole benefit, and we may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

SCHEDULE B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF SYNTHETECH, INC.

The following table sets forth the names and addresses of the directors and executive officers of Synthetech, Inc., their positions and offices as of June 15, 2001, and the number of shares of Synthetech's common stock and percentage of the outstanding shares of Synthetech's common stock owned by each of them as of March 30, 2001:
NAME AND ADDRESS	POSITION AND OFFICES HELD	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS (1)
Paul C. Ahrens 306 NW 32nd Street Corvallis, OR 97330	Chairman of the Board	1,275,491	8.9%
Howard L. Farkas 6601 East Progress Avenue Greenwood Village, CO 80111	Director	112,000 (2)	*
Edward M. Giles 17 Heights Road Manhasset, NY 11030-1412	Director	280,000 (3)	2.0%
Page E. Golsan, III 3205 Canterbury Drive South Salem, OR 97302	Director	54,000 (4)	*

M. ("Sreeni") Sreenivasan 1290 Industrial Way Albany, OR 97321	President, Chief Executive Officer and Director	640,768 (5)	4.5%
Charles B. Williams 1290 Industrial Way Albany, OR 97321	Vice President of Finance and Administration, Chief Financial Officer, Secretary, Treasurer and Director	290,870 (6)	2.0%

_____________

*less than 1%.

(1) The denominator used in calculating the percentage is equal to the number of shares outstanding plus the number of shares the beneficial owner (or group of beneficial owners) has a right to acquire immediately or within sixty (60) days pursuant to warrants or options.

(2) Includes 62,000 shares of common stock which Mr. Farkas has the right to acquire immediately or within sixty (60) days pursuant to stock options. Mr. Farkas disclaims ownership of 50,000 shares of common stock held in his name which have been pledged as security for a loan and over which Mr. Farkas has no voting control. Excludes 3,000 shares of common stock issuable pursuant to stock options held by Mr. Farkas which are not exercisable now or within sixty (60) days.

(3) Includes 19,000 shares of common stock which Mr. Giles has the right to acquire immediately or within sixty (60) days pursuant to stock options. Excludes 6,000 shares of common stock issuable pursuant to stock options held by Mr.  Giles which are not exercisable now or within sixty (60) days. Also includes 60,000 shares of common stock held by two individuals who have granted to Mr. Giles the investment powers associated with these shares. Mr. Giles disclaims beneficial ownership of these 60,000 shares.

(4) Includes 12,000 shares of common stock which Mr. Golsan has the right to acquire immediately or within sixty (60) days pursuant to stock options. Excludes 3,000 shares of common stock issuable pursuant to stock options held by Mr.  Golsan which are not exercisable now or within sixty (60) days.

(5) Includes 522,018 shares of common stock held by M. "Sreeni" Sreenivasan and his spouse, as trustees of the Sreenivasan Living Trust. Mr. Sreenivasan claims beneficial ownership of these shares. Also includes 118,750 shares of common stock which Mr. Sreenivasan has the right to acquire immediately or within sixty (60) days pursuant to employee stock options. Excludes 5,750 shares of common stock issuable pursuant to stock options held by Mr. Sreenivasan which are not exercisable now or within sixty (60) days.

(6) Includes 200,120 shares of common stock held by Charles B. Williams and his spouse, as trustees of the Williams Living Trust. Mr. Williams claims beneficial ownership of these shares. Also includes 90,750 shares of common stock which Mr. Williams has the right to acquire immediately or within sixty (60) days pursuant to employee stock options. Excludes 5,750 shares of common stock issuable pursuant to stock options held by Mr. Williams which are not exercisable now or within sixty (60) days.

SYNTHETECH, INC.

June 15, 2001

OFFER TO EXCHANGE OPTIONS GRANTED
UNDER THE ELIGIBLE OPTION PLANS

Questions and requests for assistance or for additional copies of this offer to exchange, the election form or any other tender offer materials referred to in the offer may be directed to Charlie Williams at the address and telephone number listed below .

Synthetech, Inc.
P. O. Box 646
Albany, OR 97321-0210
Telephone: (541) 967-6575
Fax: (541) 967-9424